Filed Pursuant to Rule 433

Registration No. 333-180488

Market-Linked Investments
Monthly Guidebook
March 2013

Investment products provided:
Are Not FDIC Insured	Are Not Bank Guaranteed	May Lose Value

  Please see the final page for important information.

MERRILL LYNCH MARKET-LINKED INVESTMENTS

Market-Linked Investments are designed to meet specific investment objectives. Market-Linked Investments are unsecured debt securities of the applicable issuer. The return on these investments comes mainly from the performance of the underlying asset or assets to which they are linked. The assets can include equity securities, commodities and currencies or a combination of these assets. Market-Linked Investments can accommodate investors with various types of risk and reward profiles.

This Market-Linked Investments Monthly Guidebook describes certain preliminary terms of the Market-Linked Investments offered during the month. It is not a preliminary prospectus and does not contain all of the material terms of, or risks related to, the Market-Linked Investments offered. You should read the preliminary term sheet for the specific Market-Linked Investment and the accompanying product supplement, prospectus supplement and prospectus (collectively referred to as the “preliminary offering documents”) before investing. The following pages contain hyperlinks to the preliminary offering documents for Market-Linked Investments that we are offering this month. You may also find copies of all the preliminary offering documents for this month’s Market-Linked Investment offerings at: http://wealthmanagement.ml.com/publish/mkt/prospectus/prospectus.htm

FACTORS TO CONSIDER WHEN PURCHASING MARKET- LINKED INVESTMENTS

Market-Linked Investments may not be suitable for all investors. Different Market-Linked Investments have different payout characteristics, risks and rewards. Investors must understand the characteristics, risks and rewards of each Market-Linked Investment as well as those of the underlying asset before making a decision to invest. Prior to investing, investors should carefully read the related prospectus, which contains a detailed explanation of the terms of the specific offering as well as the risks, tax treatment and other relevant information about the investment and the applicable issuer. Additionally, investors should consult their accounting, legal and tax advisors before investing.

Risk considerations

—	Depending on the features associated with the Market-Linked Investment, risks may include loss of principal and the possibility that investors will own the underlying asset at maturity at a price that is less than the original principal amount invested. Market-Linked Investments may also cap or limit the upside participation in an underlying asset.

—	Some Market-Linked Investments may not provide interest or coupon payments.

—	Any payments due on Market-Linked Investments, including Market Downside Protected Market-Linked Investments, are subject to the credit risk of the applicable issuer. If the applicable issuer is unable to make payments on its obligations, you may lose all or substantially all of your investment. You should not invest in the applicable Market-Linked Investment if you are not willing to make an investment in which the payments depend on the creditworthiness of the applicable issuer.

—	Factors that may affect the value of Market-Linked Investments include, but are not limited to: interest rates, volatility of the underlying asset, liquidity and time remaining until maturity of the investment.

—	While some Market-Linked Investments may pay interest similar to comparable fixed income securities, they often exhibit very different profit and loss potential. Any yield paid on Market-Linked Investments may be lower than the yield on other debt securities of comparable maturity of the same issuer.

—	Affiliates of Bank of America Corporation or the issuer may maintain a secondary market; however, they are not obligated to do so. There may be no trading market for any Market-Linked Investment, and you may not be able to sell your Market-Linked Investment prior to maturity.

WHERE YOU CAN OBTAIN MORE INFORMATION

Each issuer has filed a registration statement (each of which includes a prospectus) with the Securities and Exchange Commission (SEC) for its Market-Linked Investments that are described in this Monthly Guidebook. Before you invest, you should carefully read the prospectus in that registration statement and other documents that the applicable issuer has filed with the SEC for more complete information about that issuer and any offering described in this Monthly Guidebook. You may obtain these documents without cost by visiting EDGAR on the SEC Website at www.sec.gov. Alternatively, Merrill Lynch will arrange to send you the prospectus and other documents relating to any offering described in this document if you so request by calling toll-free 1-866-500-5408. Each of these issuers faces risks that are specific to its business, and we encourage you to carefully consider these risks before making an investment in their securities.

—	For registered offerings of Bank of America Corporation: Bank of America Corporation’s Central Index Key, or CIK, on the SEC website is 70858.

—	For registered offerings of HSBC USA Inc.: HSBC USA Inc.’s CIK on the SEC website is 83246.

—	For registered offerings of Barclays Bank PLC: Barclays Bank PLC’s CIK on the SEC website is 312070.

—	For registered offerings of Aktiebolaget Svensk Exportkredit (Publ) (Swedish Export Credit Corporation): Swedish Export Credit Corporation’s CIK on the SEC website is 352960.

—	For registered offerings of Royal Bank of Canada: Royal Bank of Canada’s CIK on the SEC website is 1000275.

—	For registered offerings of Credit Suisse: Credit Suisse’s CIK on the SEC website is 1053092.

IMPORTANT NOTICE:

—	If you received this document by e-mail, you may view a copy of the relevant preliminary offering document by clicking on the preliminary offering document hyperlink related to the Market-Linked Investment on each of the following pages.

—	If you received this document in hard copy, please call your Financial Advisor or call toll-free 1-866-500-5408, who will arrange to deliver copies of the relevant preliminary offering document to you.

AUTOCALLABLE MARKET-LINKED STEP UP NOTES

Investments that provide a potential fixed return at maturity plus potential additional participation in market increases, with downside risk below a threshold

Autocallable Market-Linked Step Up Notes Linked to the Russell 2000® Index
Automatic Call	The notes will be called automatically on any Observation Date if the closing level of the Market Measure is equal to or greater than the Call Level
Call Level	100% of the Starting Value
Observation Dates	Approximately one year and two years from the pricing date
Call Amount	$0.90 if called on the first Observation Date and $1.80 if called on the second Observation Date
Payment at Maturity if the notes are not called

For each unit, $10 plus:

- If the Market Measure increases from its starting value to a level above the Step Up Value, a return over the Original Offering Price equal to 100% of such increase

- If the Market Measure is unchanged or increases from its starting value, but does not increase above the Step Up Value, a return over the Original Offering Price equal to the Step Up Payment

- If the Market Measure decreases from its starting value, but does not decrease below the Threshold Value, a return of 0% over the Original Offering Price

- If the Market Measure decreases below the Threshold Value, a negative return on the Original Offering Price equal to the percentage of such decrease, with up to 95% of principal at risk

Investment Considerations	This investment is designed for investors who anticipate that the Market Measure will increase over the term of the notes and are willing to take downside risk below a threshold and forgo interim interest payments, and are willing to have their notes called prior to maturity.
Market Measure	Russell 2000® Index (Bloomberg symbol: “RTY”)
Step Up Value	[120% to 126%] of the Starting Value; to be determined on the pricing date
Step Up Payment	[20% to 26%] of the Original Offering Price per unit (or [$2.00 to $2.60] per unit); to be determined on the pricing date
Threshold Value	95% of the Starting Value
Issuer	Bank of America Corporation (“BAC”)
Term	Approximately 3 years
Listing	No
Preliminary Offering Documents	http://www.sec.gov/Archives/edgar/data/70858/000119312513070790/d492078dfwp.htm

You should read the relevant Preliminary Offering Documents before you invest.

Click on the Preliminary Offering Documents hyperlink above or call your Financial Advisor for a hard copy.

Risk Factors

Please see the Preliminary Offering Documents for a description of certain risks related to this investment, including, but not limited to, the following:

—	Your investment may result in a loss; there is no guaranteed return of principal.
—	Any payments due on the notes are subject to the credit risk of BAC. If BAC is unable to make payments on its obligations, you may lose all or substantially all of your investment.
—	The notes are subject to automatic call.
—	If you attempt to sell the notes prior to maturity, the price you receive may be less than the Original Offering Price.
—	You will have no rights of a holder of the securities represented by the Market Measure.

Final terms will be set on the pricing date within the given range for the specified Market-Linked Investment. Please see the Preliminary Offering Documents for complete product disclosure, including related risks and tax disclosure.

AUTOCALLABLE MARKET-LINKED STEP UP NOTES

Investments that provide a potential fixed return at maturity plus potential additional participation in market increases, with full downside risk

Autocallable Market-Linked Step Up Notes Linked to the S&P 500® Index
Automatic Call	The notes will be called automatically on any Observation Date if the closing level of the Market Measure is equal to or greater than the Call Level
Call Level	100% of the Starting Value
Observation Dates	Approximately one and two years after the pricing date
Call Amount	$0.85 if called on the first Observation Date and $1.70 if called on the second Observation Date
Payment at Maturity if the notes are not called

For each unit, $10 plus:

- If the Market Measure increases from its starting value to a level above the Step Up Value, a return over the Original Offering Price equal to 100% of such increase

- If the Market Measure is unchanged or increases from its starting value, but does not increase above the Step Up Value, a return over the Original Offering Price equal to the Step Up Payment

- If the Market Measure decreases below the Starting Value, a negative return on the Original Offering Price equal to the percentage of such decrease, with up to 100% of principal at risk

Investment Considerations	This investment is designed for investors who anticipate that the Market Measure will increase over the term of the notes and are willing to take full downside risk and forgo interim interest payments, and are willing to have their notes called prior to maturity.
Market Measure	S&P 500® Index (Bloomberg symbol: “SPX”)
Step Up Value	[120% to 126%] of the Starting Value; to be determined on the pricing date
Step Up Payment	[20% to 26%] of the Original Offering Price per unit (or [$2.00 to $2.60] per unit); to be determined on the pricing date
Threshold Value	100% of the Starting Value
Issuer	Bank of America Corporation (“BAC”)
Term	Approximately 3 years
Listing	No
Preliminary Offering Documents	http://www.sec.gov/Archives/edgar/data/70858/000119312513069783/d492062dfwp.htm

You should read the relevant Preliminary Offering Documents before you invest.

Click on the Preliminary Offering Documents hyperlink above or call your Financial Advisor for a hard copy.

Risk Factors

Please see the Preliminary Offering Documents for a description of certain risks related to this investment, including, but not limited to, the following:

—	Your investment may result in a loss; there is no guaranteed return of principal.
—	Any payments due on the notes are subject to the credit risk of BAC. If BAC is unable to make payments on its obligations, you may lose all or substantially all of your investment.
—	The notes are subject to automatic call.
—	If you attempt to sell the notes prior to maturity, the price you receive may be less than the Original Offering Price.
—	You will have no rights of a holder of the securities represented by the Market Measure.

Final terms will be set on the pricing date within the given range for the specified Market-Linked Investment. Please see the Preliminary Offering Documents for complete product disclosure, including related risks and tax disclosure.

AUTOCALLABLE MARKET-LINKED STEP UP NOTES

Investments that provide a potential fixed return at maturity plus potential additional participation in market increases, with full downside risk

Autocallable Market-Linked Step Up Notes Linked to the Nikkei Stock Average Index
Automatic Call	The notes will be called automatically on any Observation Date if the closing level of the Market Measure is equal to or greater than the Call Level
Call Level	100% of the Starting Value
Observation Dates	Approximately one year and two years from the pricing date
Call Amount	$1.00 if called on the first Observation Date and $2.00 if called on the second Observation Date
Payment at Maturity if the notes are not called

For each unit, $10 plus:

- If the Market Measure increases from its starting value to a level above the Step Up Value, a return over the Original Offering Price equal to 100% of such increase

- If the Market Measure is unchanged or increases from its starting value, but does not increase above the Step Up Value, a return over the Original Offering Price equal to the Step Up Payment

- If the Market Measure decreases below the Starting Value, a negative return on the Original Offering Price equal to the percentage of such decrease, with up to 100% of principal at risk

Investment Considerations	This investment is designed for investors who anticipate that the Market Measure will increase over the term of the notes and are willing to take full downside risk and forgo interim interest payments, and are willing to have their notes called prior to maturity.
Market Measure	Nikkei Stock Average Index (Bloomberg symbol: “NKY”)
Step Up Value	[121% to 127%] of the Starting Value; to be determined on the pricing date
Step Up Payment	[21% to 27%] of the Original Offering Price per unit (or [$2.10 to $2.70] per unit); to be determined on the pricing date
Threshold Value	100% of the Starting Value
Issuer	Bank of America Corporation (“BAC”)
Term	Approximately 3 years
Listing	No
Preliminary Offering Documents	http://www.sec.gov/Archives/edgar/data/70858/000119312513071586/d491920dfwp.htm

You should read the relevant Preliminary Offering Documents before you invest.

Click on the Preliminary Offering Documents hyperlink above or call your Financial Advisor for a hard copy.

Risk Factors

Please see the Preliminary Offering Documents for a description of certain risks related to this investment, including, but not limited to, the following:

—	Your investment may result in a loss; there is no guaranteed return of principal.
—	Any payments due on the notes are subject to the credit risk of BAC. If BAC is unable to make payments on its obligations, you may lose all or substantially all of your investment.
—	The notes are subject to automatic call.
—	If you attempt to sell the notes prior to maturity, the price you receive may be less than the Original Offering Price.
—	You will have no rights of a holder of the securities represented by the Market Measure.
—	Your return on the notes may be affected by factors affecting the international securities markets.

Final terms will be set on the pricing date within the given range for the specified Market-Linked Investment. Please see the Preliminary Offering Documents for complete product disclosure, including related risks and tax disclosure.

ACCELERATED RETURN NOTES® (ARNs®)

Investments that provide leveraged positive returns up to a cap, with full downside risk

Accelerated Return Notes® Linked to the S&P 500® Index
Payment at Maturity

For each unit, $10 plus:

- If the Market Measure increases from its starting value, a return over the principal amount equal to 300% of such increase, subject to the Capped Value

- If the Market Measure decreases from its starting value, a negative return on the principal amount equal to the percentage of such decrease, with up to 100% of principal at risk

Investment Considerations	This investment is designed for investors who anticipate that the Market Measure will increase moderately over the term of the notes, are willing to accept a capped return, take full downside risk and forgo interim interest payments.
Market Measure	S&P 500® Index (Bloomberg symbol: “SPX”)
Capped Value	[10% - 14%] over the principal amount, to be determined on the pricing date
Issuer	Bank of America Corporation (“BAC”)
Term	Approximately 14 months
Listing	No
Preliminary Offering Documents	http://www.sec.gov/Archives/edgar/data/70858/000119312513069789/d492036dfwp.htm

You should read the relevant Preliminary Offering Documents before you invest.

Click on the Preliminary Offering Documents hyperlink above or call your Financial Advisor for a hard copy.

Risk Factors

Please see the Preliminary Offering Documents for a description of certain risks related to this investment, including, but not limited to, the following:

—	Your investment may result in a loss; there is no guaranteed return of principal.
—	Your return on the notes, if any, is limited to the return represented by the Capped Value.
—	Any payments due on the notes are subject to the credit risk of BAC. If BAC is unable to make payments on its obligations, you may lose all or substantially all of your investment.
—	You will have no rights of a holder of the securities represented by the Market Measure.
—	If you attempt to sell the notes prior to maturity, the price you receive may be less than the principal amount.

Final terms will be set on the pricing date within the given range for the specified Market-Linked Investment. Please see the Preliminary Offering Documents for complete product disclosure, including related risks and tax disclosure.

ACCELERATED RETURN NOTES® (ARNs®)

Investments that provide leveraged positive returns up to a cap, with full downside risk

Accelerated Return Notes® Linked to the Merrill Lynch Commodity index eXtraSM - Excess Return
Payment at Maturity

For each unit, $10 plus:

- If the Market Measure increases from its starting value, a return over the Original Offering Price equal to 300% of such increase, subject to the Capped Value

- If the Market Measure decreases from its starting value, a negative return on the Original Offering Price equal to the percentage of such decrease, with up to 100% of principal at risk

Investment Considerations	This investment is designed for investors who anticipate that the Market Measure will increase moderately over the term of the notes, are willing to accept a capped return, take full downside risk and forgo interim interest payments.
Market Measure	Merrill Lynch Commodity index eXtraSM - Excess Return (Bloomberg symbol: “MLCXER”)
Capped Value	[14% - 18%] over the Original Offering Price, to be determined on the pricing date
Issuer	Bank of America Corporation (“BAC”)
Term	Approximately 2 years
Listing	No
Preliminary Offering Documents	http://www.sec.gov/Archives/edgar/data/70858/000119312513069914/d492068dfwp.htm

You should read the relevant Preliminary Offering Documents before you invest.

Click on the Preliminary Offering Documents hyperlink above or call your Financial Advisor for a hard copy.

Risk Factors

Please see the Preliminary Offering Documents for a description of certain risks related to this investment, including, but not limited to, the following:

—	Your investment may result in a loss; there is no guaranteed return of principal.
—	Your return on the notes, if any, is limited to the return represented by the Capped Value.
—	Any payments due on the notes are subject to the credit risk of BAC. If BAC is unable to make payments on its obligations, you may lose all or substantially all of your investment.
—	The notes will not be regulated by the U.S. Commodity Futures Trading Commission.
—	You will not be entitled to any rights with respect to futures contracts or commodities included in or tracked by the Market Measure.
—	If you attempt to sell the notes prior to maturity, the price you receive may be less than the Original Offering Price.

Final terms will be set on the pricing date within the given range for the specified Market-Linked Investment. Please see the Preliminary Offering Documents for complete product disclosure, including related risks and tax disclosure.

ACCELERATED RETURN NOTES® (ARNs®)

Investments that provide leveraged positive returns up to a cap, with full downside risk

Accelerated Return Notes® Linked to a Basket of Three Financial Sector Stocks
Payment at Maturity

For each unit, $10 plus:

- If the Market Measure increases from its starting value, a return over the Original Offering Price equal to 300% of such increase, subject to the Capped Value.

- If the Market Measure decreases from its starting value, a negative return on the Original Offering Price equal to the percentage of such decrease, with up to 100% of principal at risk.

Investment Considerations	This investment is designed for investors who anticipate that the Market Measure will increase moderately over the term of the notes, are willing to accept a capped return, take full downside risk and forgo interim interest payments.
Market Measure	Basket of Three Financial Sector Stocks comprised of Citigroup Inc. (NYSE Symbol: “C”), JPMorgan Chase & Co. (NYSE Symbol: “JPM”), and The Goldman Sachs Group, Inc. (NYSE Symbol: “GS”).
Capped Value	[17% - 21%] over the Original Offering Price, to be determined on the pricing date.
Issuer	Bank of America Corporation (“BAC”)
Term	Approximately 14 months
Listing	No
Preliminary Offering Documents	http://www.sec.gov/Archives/edgar/data/70858/000119312513088017/d495011dfwp.htm

You should read the relevant Preliminary Offering Documents before you invest.

Click on the Preliminary Offering Documents hyperlink above or call your Financial Advisor for a hard copy.

Risk Factors

Please see the Preliminary Offering Documents for a description of certain risks related to this investment, including, but not limited to, the following:

—	Your investment may result in a loss; there is no guaranteed return of principal.
—	Your return on the notes, if any, is limited to the return represented by the Capped Value.
—	Any payments due on the notes are subject to the credit risk of BAC. If BAC is unable to make payments on its obligations, you may lose all or substantially all of your investment.
—	You will have no rights of a holder of the securities included in the Market Measure, and you will not be entitled to receive any shares of those securities or other dividends or other distributions by the issuers of the securities included in the Market Measure.
—	If you attempt to sell the notes prior to maturity, the price you receive may be less than the Original Offering Price.

Final terms will be set on the pricing date within the given range for the specified Market-Linked Investment. Please see the Preliminary Offering Documents for complete product disclosure, including related risks and tax disclosure.

NOTICES AND DISCLAIMERS

This document contains references to trademarks of index publishers, which have been licensed or sub-licensed for use for certain purposes by Bank of America Corporation, Merrill Lynch, Pierce, Fenner & Smith Incorporated, Barclays Bank PLC, HSBC USA Inc., Credit Suisse AG, Royal Bank of Canada and Aktiebolaget Svensk Exportkredit (Publ) (Swedish Export Credit Corporation), in each case, as more specifically disclosed in the relevant preliminary offering document referred to herein. The Market-Linked Investments referred to in this document are not sponsored, endorsed, sold or promoted by the publishers of any of the indices referred to in this document, and none of the index publishers make any representation or warranty, expressed or implied, as to an investment in any of the Market-Linked Investments. The index publishers have no responsibility or liability in connection with the administration, marketing or trading of the Market-Linked Investments. Please refer to the relevant preliminary offering documents for more complete information on the index publishers and the relevant licensing agreements. The Market-Linked Investments described in this Monthly Guidebook have not been approved for public sale in any jurisdiction outside of the United States. As such, all of the Market-Linked Investments are made available to investors outside of the United States only in accordance with applicable private offering rules.

ARNs®, Accelerated Return Notes®, LIRNs®, Leveraged Index Return Notes®, MITTS®, Market Index Target-Term Securities®, STEPS®, STEP Income Securities®, Strategic Return Notes® and Strategic Accelerated Redemption Securities®, Bull Symbol®, Merrill Lynch®, SRN®, are trademarks of Bank of America Corporation

Merrill Lynch Wealth Management makes available products and services offered by Merrill Lynch, Pierce, Fenner & Smith Incorporated, a registered broker-dealer, member SIPC and other subsidiaries of Bank of America Corporation.

© 2013 Bank of America Corporation. All rights reserved.